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                                                                    EXHIBIT 99.1

           INTEGRATED ORTHOPAEDICS, INC. WITHDRAWS ITS APPEAL TO AMEX

HOUSTON, TX--(BUSINESS WIRE)--Feb. 8, 2001--Integrated Orthopaedics, Inc. (AMEX:
IOI) today announced that it has withdrawn its appeal of the American Stock Exchange staff's decision to remove IOI's listing upon the closing of IOI's planned merger with PowerBrief, Inc. based on management's belief that there was little, if any, likelihood of prevailing. If the merger is closed, it is anticipated that IOI's outstanding stock and the stock issued in the merger will be traded in the over-the-counter market. It is a condition to PowerBrief's obligation to close the merger that the IOI common stock issued in the merger be listed on the AMEX. IOI is awaiting PowerBrief's decision as to whether it will waive this condition. IOI cannot predict either when or whether PowerBrief will agree to waive such condition.

IOI received a notice from the AMEX staff on January 12, 2001 indicating that, upon closing of the merger with PowerBrief, IOI will not comply with AMEX's original listing guidelines pursuant to Section 341, Section 713(b) and Part I of the Company Guide, and that IOI's securities are, therefore, subject to being delisted from AMEX upon the closing of the merger.

On September 18, 2000, IOI announced that it had entered into a merger agreement with PowerBrief, whereby stockholders of PowerBrief would receive IOI common stock and warrants to purchase IOI common stock in exchange for their shares of PowerBrief stock. IOI filed a Joint Proxy Statement and Prospectus on a Form S-4 with regard to the merger on November 22, 2000 with the Securities Exchange Commission, which was amended and became effective on December 28, 2000. IOI shareholders and PowerBrief stockholders approved the merger on January 26, 2001. For more information regarding the merger, see the Form S-4.

This announcement contains forward-looking statements about Integrated Orthopaedics, Inc. that involve risks and uncertainties. These forward-looking statements are developed by combining currently available information with IOI's beliefs and assumptions. These statements often contain words like will, believe, expect, anticipate, intend, contemplate, seek, plan, estimate or similar expressions. Forward-looking statements do not guarantee future performance. These statements are made under the protection afforded them by
Section 21E of the Securities Exchange Act of 1934. Because IOI cannot predict all of the risks and uncertainties that may affect it, or control the ones it does predict, IOI's actual results may be materially different from the results expressed in its forward-looking statements. For a more complete discussion of the risks, uncertainties and assumptions that may affect IOI, see IOI's 1999 Annual Report on Form 10-KSB40 and registration statement and proxy statement filed in connection with the merger with PowerBrief. Such documents can be obtained for free through the website maintained by the Securities and Exchange Commission at www.sec.gov <http://www.sec.gov/>.


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